Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Annual Report on Form 10-K of Rafael Holdings, Inc. of our report dated October 15, 2018 on our audits of the consolidated and combined balance sheets of Rafael Holdings, Inc. as of July 31, 2018 and 2017 and related consolidated and combined statements of comprehensive income (loss), stockholders’ and members' equity, and cash flows for each of the years in the three-year period ended July 31, 2018.

/s/ Zwick & Banyai, PLLC

Zwick & Banyai, PLLC

Southfield, Michigan

October 15, 2018